Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 11, 2019, relating to the balance sheet of Hennessy Capital Acquisition Corp. IV as of December 31, 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 6, 2018 (date of inception) to December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 11, 2019